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                                                                   EXHIBIT 10"K"

In December 2000, the Board of Directors of the Company approved a resolution extending the term for Agreements for Continued Employment Following Change in Control or Disposition of a Subsidiary to December 31, 2001 and amending the Agreements as follows: (i) The definition of "Change of Control" was modified by
(a) replacing in paragraph 1(b) the phrase "a change in the beneficial ownership of GATX's voting stock or a change in the composition of GATX's Board of Directors which occurs as follows" with the phrase "any of the following events" and (b) replacing in paragraph 1(b)4 the phrase "the stockholders approve" with the phrase "the consummation of" and (ii) In paragraph 5a(ii) the amount of bonus used to calculate the amount payable upon termination of employment was modified by replacing the phrase "one times the bonus that would have been payable to the Executive" with the phrase "two times the bonus that would have been payable to the Executive".